Exhibit 99.1

PULSE BIOSCIENCES, INC. ANNOUNCES COMMENCEMENT OF RIGHTS OFFERING

HAYWARD, Calif. - (BUSINESS WIRE) – November 19, 2018 – Pulse Biosciences, Inc. (Nasdaq: PLSE) (“Pulse Biosciences” or the “Company”), a novel medical therapy company bringing to market its proprietary CellFX™ Nano-Pulse Stimulation™ (NPS™) platform, today announced that it has commenced its previously announced rights offering of $45,000,000 of its common stock. The subscription rights will expire and have no value if they are not exercised prior to 5:00 p.m. Eastern Time on Thursday December 6, 2018 (the “Expiration Date”).

Pursuant to the rights offering, Pulse Biosciences is distributing, at no charge to the holders of its common stock, non-transferable subscription rights to purchase up to $45,000,000 of shares of its common stock at a subscription price per share equal to the lesser of (i) $13.33 per share (the “Initial Price”) or (ii) the volume weighted average price (the “Alternate Price”) of the Company’s common stock as calculated for the five-trading day period through and including the Expiration Date.

Stockholders wishing to exercise subscription rights must timely pay $13.33 per share, the Initial Price, for the number of shares of common stock they wish to acquire. If the Alternate Price is lower than the Initial Price on the Expiration Date, any excess subscription amounts paid by a subscribing holder will be applied towards the purchase of additional shares in the rights offering. Stockholders who fully exercise their basic subscription rights will be entitled to subscribe for additional shares that are not purchased by other stockholders, on a pro rata basis and subject to availability and ownership limitations.

A registration statement relating to the shares of common stock was previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on November 6, 2018. A prospectus relating to the offering was filed with the SEC on November 19, 2018 and is available on the SEC’s website.

Stockholders may exercise their subscription rights by delivering documentation of their subscription and payment in the manner specified in the prospectus relating to the rights offering. Beneficial stockholders (i.e. stockholders whose shares are in a brokerage account), should exercise their subscription rights as indicated in the instructions provided by their broker-dealer. Procedures and dates set-forth by broker-dealers may differ from those in offering documents. Investors wishing to participate in the Company’s offering are encouraged to contact their broker-dealer for further information.

Questions about the rights offering and requests for copies of the prospectus relating to the rights offering may be directed to Broadridge Corporate Issuer Solutions, Inc., the Company's information and subscription agent for the rights offering, after the Record Date by calling (888) 789-8409 (toll-free) or by emailing shareholder@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer will be made only by means of the prospectus forming a part of the effective registration statement.

About Pulse Biosciences

Pulse Biosciences is a novel medical therapy company bringing to market its proprietary CellFX™ Nano-Pulse Stimulation™ (NPS™) platform. The Company’s CellFX NPS platform provides a novel, precise, non-thermal, treatment technology delivering nanosecond duration energy pulses that impact cells in treated tissue while sparing acellular tissue. NPS’s unique mechanism of action disrupts the functions of internal cell structures while maintaining the outer cell membrane initiating a cascade of events within the cell that results in regulated cell death. The novel characteristics of the Company’s NPS mechanism of action has the potential to significantly benefit patients across multiple medical applications, including dermatology, the Company’s first planned commercial application. In pre-clinical studies, NPS has demonstrated an ability to induce immunogenic cell death in several cancer cell lines. The Company believes its NPS platform may play a role in immuno-oncology as a focal tumor treatment that can initiate an adaptive immune response. More information can be found at www.pulsebiosciences.com.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to Pulse Biosciences’ expectations regarding its planned rights offering, financing plans, use of proceeds received in the rights offering, regulatory clearance and the timing of FDA filings or approvals, the mechanism of action of NPS treatments, current and planned future clinical studies, other matters related to its pipeline of product candidates, future financial performance, anticipated cash use and other future events.  These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Caution: Pulse Biosciences’ Nano-Pulse Stimulation (NPS) and CellFX system are for investigational use.

Rights Offering Information & Subscription Agent:
Broadridge Corporate Issuer Solutions, Inc.
1-888-789-8409
shareholder@broadridge.com

Investor Relations:
Brian Dow
Sr. Vice President and Chief Financial Officer
IR@pulsebiosciences.com

or

Solebury Trout
Gitanjali Jain Ogawa, 646-378-2949
gogawa@troutgroup.com

Media:
Tosk Communications
Nadine D. Tosk, 504-453-8344
nadinepr@gmail.com